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                      CONNING CORPORATION
                       700 MARKET STREET
                      ST. LOUIS, MO  63101



                                         December 22, 1998



Mr. Maurice W. Slayton
178 Riverknolls
Avon, CT  06001

Dear Moe:

     The purpose of this letter is to clarify our mutual understanding of certain matters relating to your retirement from Conning Corporation and its affiliates (collectively, "Conning"). You have informed me that the date of your retirement will be February 12, 1999 (the "Retirement Date").

          On the Retirement Date, you will resign from the office of President of Conning Corporation as well as from all other positions as a director, officer, member of the investment committee for any private equity funds, trustee or fiduciary for employee benefit plans or any similar position with Conning & Company or other Conning subsidiaries; provided that, you will continue to serve as a director of Conning &
-------------
Company as requested by Conning until Conning is able to find a qualified replacement for such position. You will not resign on the Retirement Date from your position as a director of Conning Corporation and will continue your service as a Director until the 1999 annual meeting of shareholders of Conning Corporation or until your earlier resignation or removal in accordance with the Articles of Incorporation and Bylaws of Conning Corporation. You will also remain employed on a part-time basis for so long as you are serving as a Director of Conning Corporation to work on special projects which may be mutually agreed to from time to time by you and the chief executive officer of Conning Corporation. Your compensation for such part-time work will be at a mutually agreed rate. You or Conning may terminate your part-time employment at any time.

     In connection with your planned retirement, for the purpose of clarification, I have summarized below how your retirement will affect your rights under certain benefit plans or insurance programs maintained by Conning. This summary is not intended to change the terms of the plans and complete copies of these plans can be made available to you.

     (a) The termination of your full-time employment as contemplated by this letter will be considered normal retirement under all employee benefit plans of Conning in which you participate, except as otherwise provided by the terms of the plan.



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Mr. Maurice W. Slayton
December 22, 1998
Page 2


     (b) As provided in your stock option award agreements, your stock options under the 1997 Flexible Stock Plan will continue in effect for so long as you remain a director of Conning Corporation. Such options will be exercisable for a period of three months after your status as a director ends to the extent that such options were exercisable at that date. Your stock options under the 1995 Flexible Stock Plan will continue in effect for so long as you remain an employee of Conning. Such options will be exercisable for a period of three months after the date your employment terminates to the extent that such options were exercisable at that date.

     (c) Upon your retirement, you and your spouse will become eligible for post-retirement health care benefits under the General American plan at a cost of 100% of the COBRA rates for the retiree plan in effect from time to time under the group health plan. The availability of these benefits is subject to the terms of the plan as in effect from time to time and the plan can be changed or terminated in the future by General American although we understand that it is not General American's current intention to change the plan. You would also qualify for life insurance conversion rights which are available under the plan at the Retirement Date.

          In addition to clarifying the matters described above, I wanted to set forth our mutual agreement with respect to the specific items described below.

          (i) Your current salary will continue through the Retirement Date. Your cash bonus for 1998 will be equal to the bonus for 1998 paid to Leonard M. Rubenstein, less $25,000.

          (ii) Your service as a member of the board of directors of all of the for-profit outside entities listed on Schedule A attached
                                                 ----------
hereto has been considered to be at the request of Conning Corporation and will be considered to be at the request of Conning Corporation for so long as you remain a director of Conning Corporation. For so long as you are a Director of Conning Corporation, Conning will continue to include all entities listed on Schedule A in the list of covered For-
                               ----------
Profit Outside Entities submitted to the insurer who provides Conning's directors and officers liability insurance coverage for purposes of any for-profit outside directorship liability coverage provided under the policy.

          (iii) Your private equity carried interest allocation for 1998 in the carried interests held by Conning in the Connecticut Fund and Fund V will be as set forth in the column on the left below. For purposes of clarification, your total allocations in Fund III, the Connecticut Fund and Fund V (after giving effect to the 1998 allocation) will be as set forth in the column on the right below.


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Mr. Maurice W. Slayton
December 22, 1998
Page 3

                                           1998 Allocation   Total Allocations
                                           ---------------   -----------------
Conning Investment Partners                      N/A               7.274%
Limited Partnership III
(Holds carried interests in Fund III)

Conning Connecticut Investors                   0.95%               4.95%
L.L.C.
(Holds carried interests in Connecticut Fund)

Conning Investment Partners V,                  0.95%                3.5%
L.L.C.
(Holds carried interests in Fund V)

             Conning will accelerate the vesting of your private equity carried interest allocations in Conning Investment Partners Limited Partnership III and Conning Connecticut Investors, L.L.C. so that all such allocations will become fully vested at the date that your service as a director of Conning Corporation ends or, if earlier, the date that you die or become disabled (the "Withdrawal Date"). All of your allocations in Conning Investment Partners V, L.L.C. will vest automatically on the Withdrawal Date under the Limited Liability Company Agreement for that company.

        (iv) Conning will make Donna Morgan available to provide secretarial assistance for three months after the Retirement Date and in connection with any duties you perform as a part-time employee.

   I believe that this letter describes the points that we covered in our discussion. If you have any questions or objections to any of these matters, please let me know. If you agree with the foregoing, please sign two copies of this letter in the space provided below and return one signed copy to me.

                            Sincerely,



                            Leonard M. Rubenstein

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Mr. Maurice W. Slayton
December 22, 1998
Page 4


ACCEPTED AND AGREED:


/s/ Maurice W. Slayton
-----------------------------
Maurice W. Slayton


Date: 12/22/98
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